Exhibit 99.1

Aviat Networks, Inc.
5200 Great America Parkway
Santa Clara, CA 95054

January 11, 2015

Steel Partners Holdings L.P.
590 Madison Avenue, 32nd Floor
New York, NY 10022
Attn:   Warren G. Lichtenstein

Lone Star Value Investors, LP
c/o Lone Star Value Management, LLC
53 Forest Avenue, 1st Floor
Old Greenwich, CT 06870
Attn:   Jeffrey E. Eberwein

Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Aviat Networks, Inc. (the “Company”); (b) Steel Partners Holdings L.P. (“Steel”) and each of the other related Persons (as defined below) set forth on the signature pages hereto (collectively with Steel, the “Steel Group”); and (c) Lone Star Value Investors, LP (“Lone Star”) and each of the other related Persons set forth on the signature pages hereto (collectively with Lone Star, the “Lone Star Group”). The Steel Group and each of their Affiliates (as defined below) and Associates (as defined below) and the Lone Star Group and each of their Affiliates and Associates are collectively referred to as the “Investors.”

1.           On the date of this Agreement, Clifford H. Higgerson, Raghavendra Rau, Mohsen Sohi and Edward F. Thompson will retire from the Company’s Board of Directors (the “Board”), and their service as directors will immediately conclude.

2.           On the date of this Agreement, the Board will appoint James R. Henderson, John Mutch, Robert G. Pearse and John Quicke (collectively, the “New Directors”) to the Board. Messrs. Mutch and Quicke are referred to as the “Steel Designees,” and Messrs. Henderson and Pearse are referred to the “Lone Star Designees.”

3.           At the Company’s Annual Meeting of Stockholders in respect of its 2014 fiscal year (the “2014 Annual Meeting”), the Board’s nominees to stand for election will be Charles D. Kissner, William A. Hasler, Michael A. Pangia and Dr. James C. Stoffel (collectively, the “Continuing Incumbent Directors”) and the New Directors.

4.           The Company will use its reasonable best efforts to hold the 2014 Annual Meeting no later than February 15, 2015, or as soon thereafter as possible. At the 2014 Annual Meeting, the election of directors, the ratification of auditors and the non-binding advisory vote on the compensation of the Company’s named executive officers are the only matters that the Company intends to present to a vote of stockholders.

5.           During the Restricted Period (as defined below), the Company will not increase the size of the Board to more than eight members.

6.           Following the appointment of the New Directors, the Company will cause the initial composition of the Board’s committees to be as follows. Thereafter, the Board will be free to make adjustments to the composition of its committees from time to time as it determines in its discretion.

Audit Committee	Governance and Nominating Committee	Compensation Committee
John Mutch (Chairman)	John Quicke (Chairman)	Dr. James C. Stoffel (Chairman)
James R. Henderson	Robert Pearse	John Quicke
William A. Hasler	William A. Hasler	Robert Pearse

7.           During the Restricted Period, the Board will appoint at least one New Director to any committees of the Board formed after the date of this Agreement.

8.           Mr. Kissner does not intend to continue his service as Chairman of the Board following the conclusion of the 2014 Annual Meeting (but, for the avoidance of doubt, intends to continue to serve as a director). The Company will elect Mr. Mutch as Chairman of the Board immediately after the 2014 Annual Meeting.

9.           During the Restricted Period, if any of the (a) Steel Designees ceases to be a member of the Board for any reason, then the Steel Group will be entitled to designate (and the Board will appoint promptly after the approval of the Governance and Nominating Committee) another person (a “Steel Successor Designee”) to serve as a director in place of such Steel Designee; and (b) Lone Star Designees ceases to be a member of the Board for any reason, then the Lone Star Group will be entitled to designate (and the Board will appoint promptly after the approval of the Governance and Nominating Committee) another person (a “Lone Star Successor Designee”) to serve as a director in place of such Lone Star Designee. Any Steel Successor Designee or Lone Star Successor Designee, as applicable, must (i) be qualified to serve as a member of the Board under all applicable corporate governance policies or guidelines of the Company and the Board and applicable legal, regulatory and stock market requirements; (ii) meet the independence requirements with respect to the Company of the listing rules of The NASDAQ Stock Market LLC or any successor thereto; and (iii) be reasonably acceptable to the Board (including the Governance and Nominating Committee) in its good faith business judgment. Upon becoming a member of the Board, the Steel Successor Designee or Lone Star Successor Designee, as applicable, will succeed to all of the rights and privileges, and will be bound by the terms and conditions, of a Steel Designee or Lone Star Designee, as applicable, under this Agreement.

10.           As a condition to the appointment of the New Directors as contemplated by paragraph 2, and as a condition to the continuing directorships of the Continuing Incumbent Directors, each of the New Directors and the Continuing Incumbent Directors have agreed in writing, during the term of any service as a director of the Company, to (a) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including, without limitation, the Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time; and (b) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and its committees, unless previously disclosed publicly by the Company.

11.           Notwithstanding anything to the contrary in this Agreement, each of the New Directors, during his term of service as a director of the Company, will not be prohibited from acting in his capacity as a director or from complying with his fiduciary duties as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising any issues or recommendations to the Board), all in accordance with the agreement set forth in paragraph 10.

12.           During the Restricted Period, at each annual or special meeting of the Company’s stockholders at which directors are elected, the Investors will (a) cause all Voting Securities beneficially owned by them to be present for quorum purposes; and (b) if applicable, vote, or cause to be voted, all Voting Securities beneficially owned by them in favor of the Company’s slate of directors.

13.           During the Restricted Period, at each annual or special meeting of the Company’s stockholders at which directors are elected, the Company will recommend, support and solicit proxies for the election of the New Directors in the same manner as for the other nominees standing for election at that meeting.

14.           Each of the New Directors will be (a) compensated for his service as a director and will be reimbursed for his expenses on the same basis as all other non-employee directors of the Company; (b) granted equity-based compensation and other benefits on the same basis as all other non-employee directors of the Company; and (c) entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.

15.           From the date of this Agreement until 30 days prior to the deadline for the submission of director nominations in respect of the Company’s Annual Meeting of Stockholders in respect of its 2015 fiscal year (such meeting, the “2015 Annual Meeting,” and such period, the “Restricted Period”), none of the Investors will, and each Investor will cause its respective Affiliates and Associates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on its behalf not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a)           (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; or (iii) seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities, it being understood that, except as set forth in paragraph 12, nothing in this paragraph 15(a) will be interpreted to restrict the Investors’ ability to vote their shares of the Company’s common stock on any proposal duly brought before the Company’s stockholders as each of the Investors determines in its sole discretion;

(b)           initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC), directly or indirectly, the Company’s stockholders for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)           other than as provided in this Agreement, (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board; (ii) seek, alone or in concert with others, the removal of any member of the Board; or (iii) make a request for any stockholder list or other similar Company records;

(d)           (i) form or join (whether or not in writing) in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities (including any group comprised of the Steel Group and the Lone Star Group); (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other Affiliates of the Steel Group or the Lone Star Group, as applicable, with respect to Voting Securities now or hereafter owned by them;

(e)           act, alone or in concert with others, to (i) control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company (including, without limitation, any material change to the capitalization or dividend policy of the Company or any material change in the Company’s management, business or corporate structure), it being understood that nothing in this paragraph 15(e)(i) will limit the Investors’ ability to communicate their views with respect to the aforementioned privately to the Board and management of the Company in a manner that would not reasonably require the Company to make any public disclosure relating to such communication; or (ii) seek, propose or make any public statement with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transaction involving the Company or its subsidiaries, except that, solely with respect to an Opposition Matter (as defined below), the Investors will have the right to communicate with stockholders and third parties (but not solicit in opposition) for the limited purpose of informing them as to how the Investors will vote their shares of the Company’s common stock in connection with the stockholder vote on an Opposition Matter and nothing in this Agreement shall be interpreted to restrict their ability to do so;

(f)           other than as provided in this Agreement, with respect to the Company or the Voting Securities, (i) communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) pursuant to the Exchange Act; (ii) participate in, or take any action pursuant to, any “proxy access” proposal adopted by the SEC; or (iii) conduct any nonbinding referendum or “stockholder forum”;

(g)           publicly make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board or the Company, its management, policies, affairs or assets, or the Voting Securities or this Agreement, that is inconsistent with the provisions of this Agreement, including, without limitation, any intent, purpose, plan or proposal that is conditioned on, or would require, the waiver, amendment, nullification or invalidation of any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

(h)           other than with other Affiliates of the respective Investor, enter into any agreements, understandings or arrangements (whether written or oral), with, or advise, finance, assist or encourage, any Person, in connection with any of the foregoing;

(i)           sell, offer or agree to sell all or substantially all, directly or indirectly, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Voting Shares held by the Investors to any third party; and

(j)           (i) make or in any way participate as an offerer (as such term is defined in Schedule TO under the Exchange Act), directly or indirectly, in any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or its securities or assets (it being understood that the foregoing will not restrict the Investors from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board); or (ii) make, or support any third party in making, any public proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require the Company to make a public announcement regarding any of the types of matters set forth above in this paragraph 15(j).

16.           During the Restricted Period, none of members of the Steel Group will, and Steel will cause each member of the Steel Group and its and their respective Affiliates and Associates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on its behalf not to, in any way, directly or indirectly, except with the prior written consent of the Company, acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets, or rights or options to acquire any Voting Securities or assets, of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, if such acquisition or transaction would result in the Steel Group having beneficial ownership of more than 24.9% of the voting power of the Voting Securities or economic exposure to more than 24.9% of the Voting Securities.

17.           During the Restricted Period, none of members of the Lone Star Group will, and Lone Star will cause each member of the Lone Star Group and its and their respective Affiliates and Associates and its and their respective principals, directors, general partners, officers, employees, and agents and representatives acting on its behalf not to, in any way, directly or indirectly, except with the prior written consent of the Company, acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any third party in the acquisition of, any Voting Securities or assets, or rights or options to acquire any Voting Securities or assets, of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to Voting Securities, if such acquisition or transaction would result in the Lone Star Group having beneficial ownership of more than 9.9% of the voting power of the Voting Securities or economic exposure to more than 9.9% of the Voting Securities.

18.           The Board has duly approved (the “Board Approval”) the acquisition by the Steel Group and its Affiliates and Associates, whether in a single transaction or multiple transactions from time to time, of additional shares of the Company’s common stock to the extent that such acquisitions would result in the Steel Group and its Affiliates and Associates being the owner of 15% or more, but less than 24.9%, of the voting power of the shares of voting stock of the Company issued and outstanding from time to time, subject to (a) the limitations provided for in this paragraph 18; and (b) the accuracy of the representations and warranties of the Steel Group in this Agreement. The Steel Group, on behalf of itself and its Affiliates and Associates, agrees that if it or its Affiliates and Associates becomes the owner of shares of voting stock of the Company such that it would, together with its Affiliates and Associates, own 24.9% or more of the voting power of the shares of voting stock of the Company issued and outstanding from time to time under circumstances in which it would be an “interested stockholder” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL,” and such section, “DGCL 203”) (but, for this purpose, replacing 15% in such definition with 24.9%) (any event causing the Steel Group and its Affiliates and Associates to own in the aggregate 24.9% or more of the voting power of the shares of voting stock of the Company issued and outstanding from time to time, an “Additional Acquisition”), then (i) notwithstanding the Board Approval, the restrictions under DGCL 203 applicable to a “business combination” with an “interested stockholder” will apply as a matter of contract pursuant to this Agreement (except as modified herein) to the Steel Group and its Affiliates and Associates as if the Board Approval had not been granted and as if the Additional Acquisition had caused the Steel Group and its Affiliates and Associates to become an interested stockholder for purposes of DGCL 203 (except that wherever 15% is used in DGCL 203 it shall mean, for all purposes of this Agreement, 24.9%); and (ii) the Steel Group and its Affiliates and Associates will not engage in any business combination with the Company for a period of three years following the time that it and its Affiliates and Associates became the owner of 24.9% or more of the voting power of the shares of voting stock of the Company issued and outstanding from time to time unless (a) prior to such time the Board approved, including approval by a majority of the directors who are not the New Directors, either the business combination or the Additional Acquisition; (b) upon consummation of the transaction which resulted in the Steel Group and its Affiliates and Associates becoming the owner of 24.9% or more of the voting power of the shares of voting stock of the Company issued and outstanding from time to time, the Steel Group and its Affiliates and Associates owned at least 85% of the voting power of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Steel Group and its Affiliates and Associates) those shares owned by (i) persons who are directors and also officers of the Company; and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to such time the business combination is approved by the Board, including by a majority of the directors who are not the New Directors, and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the voting power of the voting stock of the Company outstanding which is not owned by the Steel Group and its Affiliates and Associates. Notwithstanding the foregoing, the restrictions set forth in this paragraph 18 will not apply if any of the exceptions in DGCL Section 203(b)(4), (5) or (6) would be applicable at the time of such business combination.

19.           For so long as it beneficially owns at least 9.9% of the Company’s outstanding common stock, the Steel Group will be entitled to have one observer (the “Steel Observer”) attend each meeting of the Board. For so long as it beneficially owns at least 9.9% of the Company’s outstanding common stock, the Lone Star Group will be entitled to have one observer (the “Lone Star Observer”) attend each meeting of the Board. The Steel Observer and the Lone Star Observer, as applicable, will (a) receive copies of all notices and written information furnished to the Board reasonably in advance of each meeting (to the extent practicable); and (b) be permitted to be present at all meetings of the Board (whether by telephone or in person). Notwithstanding the foregoing, the Company will be entitled to withhold any information and exclude the Steel Observer or the Lone Star Observer, as applicable, from any (i) executive or private sessions of any meeting; or (ii) meeting or portion thereof as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege or as may otherwise be appropriate. Prior to attending any meetings of the Board, the Steel Observer and the Lone Star Observer will execute a confidentiality agreement in form and substance reasonably acceptable to the parties with respect to the information and discussions to which they will have access. Notwithstanding anything to the contrary in this paragraph 19, the attendance of either the Steel Observer or the Lone Star Observer at any meetings of the Board held after the 2015 Annual Meeting will be at the discretion of the Board.

20.           During the Restricted Period, the Company and the Investors will each refrain from making, and will cause their respective Affiliates and Associates and its and their respective principals, directors, stockholders, members, general partners, officers and employees not to make, any statement or announcement that both relates to and constitutes an ad hominem attack on, or that both relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors, the Company or any of its Affiliates or subsidiaries or any of its or their respective officers or directors or any person who has served as an officer or director of the Company or any of its Affiliates or subsidiaries; and (b) in the case of statements or announcements by the Company, the Investors and their respective Affiliates and Associates and their respective principals, directors, stockholders, members, general partners, officers, employees and advisors, or any person who has served as such. The foregoing will not prevent the making of any factual statement in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

21.           Within two business days of the date of this Agreement, the Company will reimburse the Steel Group for its reasonable and documented out-of-pocket expenses (up to a maximum of $75,000) incurred by the Steel Group in connection with the negotiation and execution of this Agreement and all related activities and matters. Within two business days of the date of this Agreement, the Company will reimburse the Lone Star Group for its reasonable and documented out-of-pocket expenses (up to a maximum of $75,000) incurred by the Lone Star Group in connection with the preparation of its notice of nomination of candidates to the Board, the negotiation and execution of this Agreement and all related activities and matters. Except as provided in this paragraph 21, each cost or expense incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

22.           The Lone Star Group agrees that automatically and without any additional action by any party hereto, upon the execution of this Agreement by the parties, Lone Star irrevocably withdraws, and will be deemed to have irrevocably withdrawn, its nomination of candidates for election as directors of the Company set forth in its letter to the Company dated September 9, 2014.

23.           On the date of this Agreement, the Company will issue a press release in the form attached as Exhibit A (the “Press Release”). Neither the Company nor the Investors will make any public statements with respect to the matters covered by this Agreement (including, without limitation, in any filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release.

24.           As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” will have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person subsequent to the date of this Agreement; (c) “Associate” will have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person subsequent to the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (d) “Voting Securities” will mean the shares of the Company’s common stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; (e) “business day” will mean any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “beneficially own,” “beneficially owned” and “beneficial ownership” will have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; and (g) “Opposition Matter” means any of the following transactions, but only to the extent required by the DGCL (or, exclusively in the case of the issuance of more than 20% of the outstanding shares of the Company’s common stock, the rules of The NASDAQ Stock Market), to be submitted by the Board to the Company’s stockholders for approval: (i) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (ii) the sale or transfer of a majority of the outstanding shares of the Company’s common stock (through a merger, stock purchase or otherwise); and (iii) any merger, consolidation, acquisition of control or other business combination, tender or exchange offer, dissolution, liquidation, reorganization, or change in capital structure (including issuance in the aggregate of more than 20% of the outstanding shares of the Company’s common stock), in each case that has been approved by the Board but voted against by all of the New Directors.

25.           Each of the Investors, severally and not jointly, represents and warrants as to itself that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms; (b) as of the date of this Agreement, none of Investors or any of their Affiliates is a party to any swap or hedging transactions or other derivative agreements of any nature with respect to the Voting Securities; and (c) as of the date of this Agreement, the Investors have not, directly or indirectly, compensated or agreed to compensate the New Directors for their service as a nominee or director of the Company with any cash, securities (including, without limitation, any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities (collectively, “Unpermitted Compensation Arrangements”). The Steel Group represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 8,042,892 shares of Voting Securities. The Lone Star Group represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 1,250,000 shares of Voting Securities.

26.           During the Restricted Period, the Investors will not, directly or indirectly, compensate the New Directors for their service as a director of the Company in any way, including, without limitation, with any Unpermitted Compensation Arrangements.

27.           The Company represents and warrants that (a) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; (b) does not require the approval of the stockholders of the Company; and (c) does not and will not violate any law, any order of any court or other agency of government, the Company’s Certificate of Incorporation or Bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

28.           The Company and the Investors each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity. The obligations of each group of Investors in this Agreement are several and not joint, and neither group of Investors will have any liability for a breach of this Agreement by the other group of Investors.

29.           This Agreement and the Exhibit constitute the only agreement between the Investors and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement is binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

30.           If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

31.           This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 33 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

32.           This Agreement is solely for the benefit of the parties and is not enforceable by any other Person.

33.           All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served if (i) given by fax, when such fax is transmitted to the fax number set forth below and the appropriate confirmation is received; or (ii) if given by any other means, when delivered in person, by overnight courier or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

(a)           If to the Company:

Aviat Networks, Inc.
5200 Great America Parkway
Santa Clara, CA 95054
Attn:   General Counsel
Fax:     (408) 567-7111

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94303
Attn:   Larry W. Sonsini
            Robert G. Day
            Bradley L. Finkelstein
Fax:     (650) 493-6811

(b)           If to the Steel Group:

Steel Partners Holdings L.P.
590 Madison Avenue, 32nd Floor
New York, NY 10022
Attn:   Jack Howard
Fax:     (212) 546-9217

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attn:   Steve Wolosky
Fax:     (212) 451-2222

(c)           If to the Lone Star Group:

Lone Star Value Management, LLC
53 Forest Avenue, 1st Floor
Old Greenwich, CT 06870
Attn:   Jeffrey E. Eberwein
Fax:     (203) 990-0727

with a copy (which will not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn:   Marc Weingarten
Fax:     (212) 593-5955

At any time, any party may, by notice given in accordance with this paragraph to the other party, provided updated information for notices hereunder.

34.           Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

35.           This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature page follows.]

If the terms of this Agreement are in accordance with your understanding, please sign below, whereupon this Agreement will constitute a binding agreement among us.

Very truly yours,

AVIAT NETWORKS, INC.

By:	/s/ Charles Kissner
	Name:	Charles Kissner
	Title:	Chairman of the Board

ACCEPTED AND AGREED
as of the date written above:

STEEL PARTNERS HOLDINGS L.P.

By:	Steel Partners Holdings GP Inc. General Partner

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	President

STEEL PARTNERS HOLDINGS GP INC.

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	President

STEEL EXCEL INC.

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	Principal Executive Officer

[Signature Page to Letter Agreement]

SPH GROUP LLC

By:	Steel Partners Holdings GP Inc. Managing Member

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	President

SPH GROUP HOLDINGS LLC

By:	Steel Partners Holdings GP Inc. Manager

By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	President

LONE STAR VALUE INVESTORS, LP

By:	Lone Star Value Investors, GP, LLC, its General Partner

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Manager

LONE STAR VALUE MANAGEMENT, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Sole Member

[Signature Page to Letter Agreement]

EXHIBIT A

Form of Press Release

Aviat Networks Reaches Agreement with Steel Partners and Lone Star Value Management

SANTA CLARA, Calif. – January 12, 2015 – Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in microwave networking solutions, today announced that it has reached an agreement with Steel Partners Holdings L.P. and Lone Star Value Management, LLC related to Aviat’s fiscal 2014 Annual Meeting of Stockholders (the “2014 Annual Meeting”). Under the agreement, effective January 11, 2015, Aviat appointed James R. Henderson, John Mutch, Robert G. Pearse and John Quicke to its Board of Directors. Also effective January 11, 2015, Clifford H. Higgerson, Raghavendra Rau, Mohsen Sohi and Edward F. Thompson retired from the Board. Messrs. Henderson, Mutch, Pearse and Quicke will each be included in Aviat’s slate of director nominees for election at the 2014 Annual Meeting along with four of Aviat’s current directors, Chuck Kissner, William A. Hasler, Michael A. Pangia and Dr. James Stoffel.

“We welcome these four highly-qualified, independent directors to Aviat and look forward to their contributions and collaboration with the four remaining Board members,” said Mr. Kissner, Chairman of the Board. “This is an important time for Aviat as we have recently taken important steps to stabilize the business to prepare it for profitable growth. I am confident that this newly constituted Board of Directors will help guide the company to create long term stockholder value. We appreciate the cooperation of Steel Partners and Lone Star Value Management in reaching this outcome. We especially thank Cliff, Raghu, Mohsen and Ed, who has reached our director retirement age, for their dedication and counsel as we navigated through both challenging and rewarding times.”

Warren G. Lichtenstein of Steel Partners said: “We appreciate Aviat’s constructive approach over the past several months and look forward to partnering with the new Board of Directors for the benefit of all stockholders.”

Jeffrey E. Eberwein of Lone Star Value Management said: “We are gratified to have played a role in bringing new experience to the Board of Directors. We look forward to continuing to work constructively with Aviat and the Board to help enhance value for all stockholders.”

Mr. Kissner continued: “At the request of the Board, I have been providing certain assistance to Aviat’s management team. My other commitments will keep me from sustaining those efforts in the future, and I will step down as Chairman of the Board after the 2014 Annual Meeting but will remain a director. Of course, I look forward to continuing to provide whatever assistance I can as a Board member going forward.”

Mr. Mutch will serve as Chairman of the Board following the 2014 Annual Meeting.

In connection with the agreement, Steel Partners and Lone Star Value Management have agreed, among other things, to vote all of their shares of Aviat’s stock in favor of each of the Board of Directors’ nominees at the 2014 Annual Meeting. In addition, both have agreed to certain other customary standstill provisions.  The agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission in the ordinary course.

Aviat will hold the 2014 Annual Meeting on February 24, 2015. The deadline for stockholders to timely submit to Aviat proposals to be brought before the 2014 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, is the close of business on January 22, 2015. Under Aviat’s Amended and Restated Bylaws, the deadline for stockholders to timely submit to Aviat proposals to be brought before the 2014 Annual Meeting and to nominate candidates for election to the Board of Directors is also the close of business on January 22, 2015.

Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Aviat’s legal counsel.

About the New Directors

James R. Henderson has served as a director and Chairman of the Board of Directors of School Specialty, Inc. since June 2013 and served as its Chief Executive Officer from July 2013 to April 2014. From August 2013 to April 2014, Mr. Henderson also served as the interim Chief Executive Officer of School Specialty. Mr. Henderson has been a director of RELM Wireless Corporation since March 2014 and as a director of GenCorp since 2008. Mr. Henderson served as Chairman of the Board and Chief Executive Officer of Point Blank Solutions, Inc. from June 2009 until October 2011, having previously served as its Chairman of the Board from August 2008 until June 2009 and as acting chief executive officer from April 2009 until June 2009. He subsequently served as Chief Executive Officer of Point Blank Enterprises, Inc., the successor to the business of Point Blank Solutions, Inc., from October 2011 to September 2012. Mr. Henderson was also a Managing Director and operating partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P., until April 2011. In addition, Mr. Henderson was associated with Steel Partners LLC and its affiliates from August 1999 until April 2011. Mr. Henderson also served as a director of DGT Holdings Corp. from November 2003 until December 2011 and as a director of SL Industries, Inc. from January 2002 to March 2010. Mr. Henderson served as a director of Angelica Corporation from August 2006 to August 2008.

John Mutch served on the Board of Directors of Steel Excel Inc. since 2007. Mr. Mutch has been the President and Chief Executive Officer of BeyondTrust Software since October 2008. In addition, Mr. Mutch is the founder and managing partner of MV Advisors LLC, a strategic block investment firm which provides focused investment and strategic guidance to small and mid-cap technology companies, since December 2005. Prior to founding MV Advisors, in March 2003, Mr. Mutch was appointed by the U.S. Bankruptcy court to the Board of Directors of Peregrine Systems. He assisted that company in a bankruptcy work-out proceeding and was named President and Chief Executive Officer in July 2003. Previous to running Peregrine Systems, Mr. Mutch served as President, Chief Executive Officer and a director of HNC Software, an enterprise analytics software provider. Before HNC Software, Mr. Mutch spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch previously served on the boards of Phoenix Technology, Edgar Online, Aspyra, Overland Storage and Brio Software. He has served as a director at Agilysys, Inc., a provider of information technology solutions, since March 2009.

Robert G. Pearse currently serves as a Managing Partner at Yucatan Rock Ventures, a firm he co-founded in 2004.  Mr. Pearse serves as a director for Crossroads Systems, Inc., Chairman of the Compensation Committee, and member of the Audit Committee and Nominating & Governance Committee since 2013.  From 2005 to 2012, Mr. Pearse served as vice president of Strategy and Market Development at NetApp, Inc.  From 1987 to 2004, Mr. Pearse held leadership positions at Hewlett-Packard, most recently as the vice president of Strategy and Corporate Development from 2001 to 2004. Mr. Pearse’s professional experience also includes positions at PricewaterhouseCoopers LLP, Eastman Chemical Company and General Motors Company.  Mr. Pearse earned an MBA from the Stanford Graduate School of Business in 1986, and a BSME from the Georgia Institute of Technology in 1982.

John Quicke has served on the Board of Directors of Steel Excel, Inc. since 2007 and as its Interim President and Chief Executive Officer from January 2010 until March 2013. In March 2013 he was named President and Chief Executive Officer of Steel Excel’s Steel Energy segment. Mr. Quicke is a Managing Director and operating partner of Steel Partners LLC, a subsidiary of Steel Partners Holdings L.P. Mr. Quicke has been associated with Steel Partners and its affiliates since September 2005. Previously, Mr. Quicke served in various capacities at Sequa Corporation, a diversified manufacturer, including Vice Chairman and Executive Officer, President, and as a director of the company. Mr. Quicke has served as a director of Rowan Companies, plc, an offshore contract drilling company, since January 2009. He has served as a director of JPS Industries, Inc. since May 2013. Mr. Quicke also continues to serve as a Vice President of Handy & Harman Ltd, a position he has held since October 2005. Mr. Quicke previously served as a director, President and Chief Executive Officer of DGT Holdings Corp. and as a director of Angelica Corporation, Layne Christensen Company, NOVT Corporation, and Handy & Harman Ltd.

About Aviat Networks

Aviat Networks, Inc. (NASDAQ: AVNW) is a leading global provider of microwave networking solutions transforming communications networks to handle the exploding growth of IP-centric, multi-Gigabit data services. With more than 750,000 systems installed around the world, Aviat Networks provides LTE-proven microwave networking solutions to mobile operators, including some of the largest and most advanced 4G/LTE networks in the world. Public safety, utility, government and defense organizations also trust Aviat Networks' solutions for their mission-critical applications where reliability is paramount. In conjunction with its networking solutions, Aviat Networks provides a comprehensive suite of localized professional and support services enabling customers to effectively and seamlessly migrate to next generation Carrier Ethernet/IP networks. For more than 50 years, customers have relied on Aviat Networks' high performance and scalable solutions to help them maximize their investments and solve their most challenging network problems. Headquartered in Santa Clara, California, Aviat Networks operates in more than 100 countries around the world. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

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Forward-Looking Statements

The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including statements regarding the stabilization of Aviat’s business; Aviat’s ability to grow profitably; and the Board of Directors’ ability to create stockholder value. All statements identified by the use of forward-looking terminology, including “anticipate,” “believe,” “plan,” “estimate,” “expect,” “goal,” “will,” “see,” “continue,” “delivering,” “view,” and “intend,” or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Aviat. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document.

For more information regarding the risks and uncertainties for Aviat’s business, see “Risk Factors” in the Form 10-K filed with the Securities and Exchange Commission (“SEC”) on September 23, 2013, as well as other reports filed by Aviat with the SEC from time to time. Aviat undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

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Investor Relations:

Peter Salkowski, Aviat Networks, Inc., (408) 567-7117, investorinfo@aviatnet.com

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